Exhibit 99.1

                  Information Concerning Executive Compensation

     It is the policy of Citizens Communications Company (the "Company") to emphasize performance based compensation through the payment of bonuses based upon achievement of Company and individual performance goals.

     In February 2008, the Company's Compensation Committee (the "Committee"), in consultation with Mrs. Maggie Wilderotter, Chairman, President and Chief Executive Officer, approved base salary merit increases, cash bonuses for 2007 and restricted stock grants for each of the Company's current named executive officers (other than Mrs. Wilderotter) as set forth below. John Casey, our former Executive Vice President who retired from the Company in November 2007, was not included in these award determinations. The Committee, in consultation with the other non-management directors of the Board of Directors, approved for Mrs. Wilderotter a base salary merit increase, a cash bonus for 2007, a restricted stock grant (each as set forth below) and a one-time grant of 120,000 shares of common stock.

                                                             2007 Bonus            Restricted Stock
                  Name               2008 Salary (1)           Amount                 Award (2)
                  ----               ---------------       -------------             ---------
                                           ($)                   ($)                    (#)

         Maggie Wilderotter,            $925,000               $895,410                347,985
         Chairman, President
         and Chief Executive
         Officer

         Donald R. Shassian,            $450,000               $439,051                 77,381
         Executive Vice
         President and Chief
         Financial Officer

         Daniel J. McCarthy,            $320,000               $287,448                 41,209
         Executive Vice
         President and Chief
         Operating Officer

         Peter B. Hayes,                $300,000               $286,082                 40,934
         Executive Vice
         President, Sales,
         Marketing and Business
         Development

 ------------

(1) Includes increases for each of the executive officers named in the table, effective March 1, 2008.

(2) Restricted stock awards vest in four equal annual installments commencing one year after the grant date.